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                                                                   EXHIBIT 10.14

NEW
ENTERPRISE
ASSOCIATES
2490 Sand Hill Road
Menlo Park
California 94025
Tel: 650-854-9499
Fax: 650-854-9397

April 13, 1998


Mr. Stephen E. Odom
address

Dear Steve:

On behalf of the Board of Directors of Mission Critical Software, Inc., I am pleased to present our offer to you to become Mission Critical Software's new Chief Financial Officer, reporting to the President and Chief Executive Officer.

We have enjoyed getting to know you, we are enthusiastic in support of this offer - and we all look forward very much to welcoming you to Mission Critical Software. All of us have been impressed with your personal stature and character, your skills and your achievements, and by how well you fit the profile we established. We are convinced that you are very well qualified to lead Mission Critical Software to major growth and success. We also believe, as I know you do, that becoming CFO of Mission Critical Software is an outstanding and timely opportunity for you to capitalize upon your talents - and for you to continue to attain your personal, career and financial goals.

We have given careful thought to compensation arrangements that would be appropriate to your professional stature, to Mission Critical Software's stage of development, and to Mission Critical precedents and policies. Accordingly, we are pleased to offer you the following, subject to Mike Bennett accepting our offer of employment as CEO of Mission Critical Software (if he does not accept our offer, we would like to consider your candidacy separately):

1. Your initial base salary as Chief Financial Officer will be $16,667 per month ($200,000 per annum).

2. Your base salary and incentive bonus plan for fiscal 2000 will be developed by you and the Board prior to the close of Fiscal 1999 on June 30, 1999. Your Fiscal 2000 compensation will be set at an amount no less than that in Paragraph 1 above.

3. You will be granted, upon your employment, options on 1.50% of Mission Critical Software, as follows:
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    A)  0.03125% of the current fully-diluted 13,380,692 shares outstanding, or
        4,182 common share, at the current employee price of fifty cents ($0.50) per share, will vest during each of the next 48 months, subject to your continued employment with Mission Critical;

    B) If, before your first anniversary date, you are terminated or your job is materially changed ("constructive termination") for other than cause, fifty percent of your then-unvested shares shall become immediately vested;

    C) If, after your first anniversary date, and before your fourth, Mission Critical is acquired by another company and you are terminated or assigned a position of lesser responsibility or compensation in the resulting organization ("constructive termination"), one hundred percent of your then unvested shares shall become immediately vested;

    D) Following your separation, whether voluntary or involuntary, from Mission Critical or a successor company, you will have twelve months in which to exercise your vested options.

4. If you are terminated by Mission Critical for other than cause, Mission Critical will pay you a lump sum severance in the amount of six months' worth of your then-current salary upon said termination.

5. As a Mission Critical Software employee, you will participate in Mission Critical's various corporate benefit plans, such as medical, disability, dental, life insurance and retirement plans, which are now in effect, or as they may be changed or amended in the future.

In accordance with U.S. law, this offer is conditional upon satisfactory proof of U.S. citizenship or other eligibility for employment, as required by the Immigration Reform and Control Act of 1986. Having no specified term, employment may be terminated at the will of either yourself or Mission Critical Software, upon thirty days notice.

Steve, we all look forward to your prompt acceptance of our offer, and to your joining Mission Critical Software full time on or before May 18, 1998. To signify your acceptance, please sign and return to me one copy of this letter. By signing below, you also certify that you are in good health and not under a physician's care for any illness or injury that endangers your ability to assume your duties.

We would appreciate your response to this letter by end of day on Monday April 13, 1998. The terms of this letter will take effect on the date it is signed, with the exception of salary and bonus compensation provisions. Salary and bonus compensation will commence on your actual on-board date.

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May I say again how much we all look forward to welcoming you to Mission
Critical Software. We look forward to working with you during many challenging and fruitful years.

                                         Sincerely,


                                         /s/  Scott D. Sandell
                                         ---------------------------------
                                         Scott D. Sandell
                                         Member of the Board of Directors
                                         Mission Critical Software, Inc.

AGREED AND ACCEPTED:

/s/  Stephen E. Odom
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Stephen E. Odom

     4/13/98
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Date

Enclosure:  second signature copy of this letter

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